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                                                                      EXHIBIT 14
                                  VISIJET, INC.

                                 CODE OF ETHICS

         The Board of Directors of VisiJet, Inc. has adopted this Code of Ethics for its chief executive officer and all senior financial personnel, including the chief financial officer, principal accounting officer, controller and other personnel performing similar functions (the "VisiJet Officers").

         This Code has been reasonably designed to deter wrongdoing and to promote:

         o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with the Securities and Exchange Commission and in other public communications;

         o Compliance with applicable governmental laws, rules and regulations;

         o The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and

         o    Accountability for adherence to this Code.

I. HONEST AND ETHICAL CONDUCT

         The VisiJet Officers are expected to act and perform their duties ethically and honestly. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed below.

II. CONFLICTS OF INTEREST

         A conflict of interest exists where the interests or benefits of one person or entity conflict or appear to conflict with the interests or benefits of VisiJet. While it is not possible to describe every situation in which a conflict of interest may arise, VisiJet Officers must never use or attempt to use their position with VisiJet to obtain improper personal benefits. Any VisiJet Officer who is aware of a conflict of interest, or is concerned that a conflict might develop, is required to discuss the matter with a higher level of management or the Chief Financial Officer promptly. VisiJet Officers may, in addition to speaking with the Chief Financial Officer, also discuss the matter with any member of the Audit Committee of the Board of Directors.


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III. DISCLOSURE

         VisiJet Officers are responsible for ensuring that the disclosure in VisiJet's periodic reports is full and accurate. In doing so, they should take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to VisiJet is made known to them; (ii) confirm that VisiJet's periodic reports comply with the requirements of the Securities Exchange Act of 1934; and (iii) ensure that information contained in VisiJet's periodic reports fairly presents in all material respects its financial condition and results of operations.

         VisiJet Officers may not knowingly (i) make materially false or misleading entries in its financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of its independent auditors or legal counsel.

IV. INTERNAL REPORTING

         VisiJet Officers shall take all appropriate action to stop any known misconduct by fellow VisiJet Officers that violate this Code. To this end, VisiJet Officers should report any known or suspected misconduct to the Chief Financial Officer or to the Chair of VisiJet's Audit Committee.

V. ACCOUNTABILITY

         Any violation of this Code may result in disciplinary action, including termination, and legal proceedings. This Code is a statement of certain principles, policies and procedures that govern the VisiJet Officers in the conduct of VisiJet's business and is not intended to create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

VI. WAIVERS AND AMENDMENTS OF THE CODE

         VisiJet is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Board of Directors and promptly disclosed pursuant to applicable laws and regulations.